EX-99.(k)(3)

MULTIPLE CLASS PLAN
FOR
INVESCO DYNAMIC CREDIT OPPORTUNITY FUND

1.
This Multiple Class Plan (the “Plan”) provides for the issuance and distribution of multiple classes of shares by the Invesco Dynamic Credit Opportunity Fund, a Delaware statutory trust (the “Fund”), in accordance with the terms, procedures and conditions set forth below. This Plan has been adopted by the Fund pursuant to an order of the Securities and Exchange Commission granting exemptive relief from certain provisions of Section 18 of the Investment Company Act of 1940, as amended (the “Act”). A majority of the Trustees of the Fund, including a majority of the Trustees who are not interested persons of the Fund within the meaning of the Act, found this Plan to be in the best interest of the Fund and each Class (defined below) of Shares (defined below) of the Fund.

2.	Definitions. As used herein, the terms set forth below shall have the meanings ascribed to them below.
	(a)	Act — Investment Company Act of 1940, as amended.
	(b)	CDSC — refers collectively to a contingent deferred sales charge or early withdrawal charge.
	(c)	CDSC Period — the period of years following acquisition of Shares during which such Shares may be assessed a CDSC upon redemption or repurchase.
	(d)	Class — a class of Shares of the Fund.
	(e)	Class A Shares — shall mean those Shares designated as Class A Shares in the Fund’s organizing documents.
	(f)	Class AX Shares – shall mean those Shares designated as Class AX Shares in the Fund’s organizing documents.
	(g)	Class R6 Shares—shall mean those Shares designated as Class R6 Shares in the Fund’s organizing documents.
	(h)	Class Y Shares — shall mean those Shares designated as Class Y Shares in the Fund's organizing documents.
(i)
Distribution Expenses — expenses incurred in activities which are primarily intended to result in the distribution and sale of Shares as authorized in a Plan of Distribution and/or agreements relating thereto.

	(j)	Distribution Fee — a fee paid to the Distributor and/or financial intermediaries for Distribution Expenses.
	(k)	Distributor – Invesco Distributors, Inc.
(l)
Plan of Distribution — any plan adopted under Rule 12b-1 under the Act with respect to payment of a Distribution Fee and/or Service Fee wherein the Fund agrees to comply with Rule 12b-1 under the Act as if the Fund were an open-end investment company.

	(m)	Prospectus — the then currently effective prospectus and statement of additional information of the Fund.

	(n)	Service Fee — a fee paid to the Distributor and/or financial intermediaries for the ongoing provision of personal services to Fund shareholders and/or the maintenance of shareholder accounts.
	(o)	Share — a share of beneficial interest in the Fund.
	(p)	Trustees — the trustees of the Fund.
(q)
Invesco Funds - certain open-end investment companies, distributed by Invesco Distributors, Inc., which offer shares for which tendering shareholders of the Fund may exchange their Class A Shares, Class AX Shares, Class Y Shares or Class R6 Shares as described herein.

3.	Allocation of Income and Expenses.
(a)
Distribution Fees and Service Fees — Each Class shall bear directly any and all Distribution Fees and/or Service Fees payable by such Class pursuant to a Plan of Distribution adopted by the Fund with respect to such Class.

(b)
Transfer Agency Fees — Class R6 Shares —Class R6 Shares shall bear proportionately the transfer agency fees and expenses incurred with respect to such Class, based on the relative net assets attributable to such Class.

(c)
Shareholder Recordkeeping Fees – Class R6 Shares —Class R6 Shares are presently not eligible to charge shareholder recordkeeping fees and may do so only upon approval by the Trustees and amendment of this Plan.

(d)
Transfer Agency and Shareholder Recordkeeping Fees — All Shares except Class R6 Shares— Each Class of Shares, except Class R6 Shares, shall bear proportionately the transfer agency fees and expenses and other shareholder recordkeeping fees and expenses incurred with respect to such Classes, based on the relative net assets attributable to each such Class.

	(e)	Allocation of Other Expenses — Each Class shall bear proportionately all other expenses incurred by the Fund based on the relative net assets attributable to each such Class.
(f)
Allocation of Income, Gains and Losses — Except to the extent provided in the following sentence, the Fund will allocate income and realized and unrealized capital gains and losses to a Class based on the relative net assets of each Class.  Notwithstanding the foregoing, each Portfolio that declares dividends on a daily basis will allocate income on the basis of settled Shares.

	(g)	Waiver of Fees and Reimbursement of Expenses — The Fund’s adviser, underwriter or any other provider of services to the Fund may waive fees payable by, or reimburse expenses of, the Fund or a Class.
4.
Distribution and Servicing Arrangements.  The distribution and servicing arrangements identified below will apply for the following Classes offered by the Fund.  The provisions of the Prospectus describing the distribution and servicing arrangements are incorporated herein by this reference.

(a)
Class A Shares.  Class A Shares shall be offered at net asset value plus a front-end sales charge as approved from time to time by the Trustees and set forth in the Prospectus, which sales charge may be reduced or eliminated for certain money market fund shares, for larger purchases, under a combined purchase privilege, under a right of accumulation, under a letter of intent or for certain categories of purchasers as permitted by Section 22(d)

of the Act and as set forth in the Prospectus.  Class A Shares that are not subject to a front-end sales charge as a result of the foregoing shall be subject to a CDSC for the CDSC Period set forth in Section 5(b) of this Plan if so provided in the Prospectus.  The offering price of Shares subject to a front-end sales charge shall be computed in accordance with procedures approved by the Trustees and disclosed in the Fund’s Prospectus.  Class A Shares shall be subject to ongoing Service Fees and/or Distribution Fees approved from time to time by the Trustees and set forth in the Prospectus.

(b)
Class AX Shares.  Class AX Shares shall be offered at net asset value plus a front-end sales charge as approved from time to time by the Trustees and set forth in the Prospectus, which sales charge may be reduced or eliminated for certain money market fund shares, for larger purchases, under a combined purchase privilege, under a right of accumulation, under a letter of intent or for certain categories of purchasers as permitted by Section 22(d) of the Act and as set forth in the Prospectus.  Class AX Shares that are not subject to a front-end sales charge as a result of the foregoing shall be subject to a CDSC for the CDSC Period set forth in Section 5(c) of this Plan if so provided in the Prospectus.  The offering price of Shares subject to a front-end sales charge shall be computed in accordance procedures approved by the Trustees and disclosed in the Fund’s Prospectus. .  Class AX Shares shall be subject to ongoing Service Fees and/or Distribution Fees approved from time to time by the Trustees and set forth in the Prospectus.

(c)
Class Y Shares.  Class Y Shares shall be (i) offered at net asset value and (ii) offered only to certain categories of customers as approved from time to time by the Trustees and as set forth in the Prospectus.

(d)
Class R6 Shares.  Class R6 Shares shall be (i) offered at net asset value and (ii) offered only to certain categories of institutional customers as approved from time to time by the Trustees and as set forth in the Prospectus.

5.
CDSC.  A CDSC (defined to include an early withdrawal charge, as applicable) shall be imposed upon redemptions or repurchases of Class A Shares and Class AX Shares that do not incur a front-end sales charge as follows:

(a)
(Class A Shares.  The CDSC Period for Class A Shares that are subject to a CDSC shall be the period set forth in the Fund’s Prospectus.  The CDSC rate shall be as set forth in the Prospectus, the relevant portions of which are incorporated herein by this reference.  No CDSC shall be imposed on Class A Shares unless so provided in a Prospectus.

(b)
Class AX Shares.  The CDSC Period for Class AX Shares that are subject to a CDSC shall be the period set forth in the Fund’s Prospectus.  The CDSC rate shall be as set forth in the Prospectus, the relevant portions of which are incorporated herein by this reference.  No CDSC shall be imposed on Class AX Shares unless so provided in a Prospectus.

(c)
Method of Calculation.  The CDSC shall be assessed on an amount equal to the lesser of the then current market value or the cost of the Shares being redeemed or repurchased.  No CDSC shall be imposed on increases in the net asset value of the Shares being redeemed or repurchased above the initial purchase price.  No CDSC shall be assessed on Shares derived from reinvestment of dividends or capital gains distributions.  The order in which Shares are to be redeemed or repurchased when not all of such Shares would be subject to a CDSC shall be determined by the Distributor in accordance with the provisions of Rule 6c-10 under the Act.

(d)
Waiver.  The Distributor may in its discretion waive a CDSC otherwise due upon the redemption or repurchase of Shares on terms disclosed in the Prospectus and, for the Class A Shares and Class AX Shares, as allowed under Rule 6c-10 under the Act.

(e) CDSC Computation. The CDSC payable upon redemption or repurchase of Class A Shares and Class AX Shares subject to a CDSC shall be computed in the manner described in the Prospectus.
6.	Exchange Privileges. Shareholders whose Shares are accepted by the Fund for repurchase may elect to receive in exchange, in lieu of cash, shares of an Invesco Fund as follows:
(a)
Shares of the Fund generally may be exchanged for Shares of the same Class of another Invesco Fund or where so provided for in the Prospectus, another registered investment company distributed by Invesco Distributors, Inc. subject to such exceptions and such terms and limitations as are disclosed in the Prospectus.

(b)
Shares of the Fund generally may not be exchanged for Shares of a different Class of the Fund or another Invesco Fund or another registered investment company distributed by Invesco Distributors, Inc. subject to such exceptions and such terms and limitations as are disclosed in the Prospectus.

(c)
Depending upon the Fund from which and into which an exchange is being made and when the shares were purchased, shares being acquired in an exchange may be acquired at their offering price, at their net asset value or by paying the difference in sales charges, as disclosed in the Prospectus.

7.
Service Fees and Distribution Fees.  The Service Fee and Distribution Fee applicable to any Class shall be those set forth in the Prospectus, relevant portions of which are incorporated herein by this reference.  All other terms and conditions with respect to Service Fees and Distribution Fees shall be governed by the Plan of Distribution and/or agreements relating thereto adopted by the Fund with respect to such fees and Rule 12b-1 of the Act  as if the Fund were an open-end investment company.

8.
Effective Date.  This Plan shall not take effect until a majority of the Trustees of the Fund, including a majority of the Trustees who are not interested persons of the Fund, shall find that the Plan, as proposed and including the expense allocations, is in the best interests of each Class individually and the Fund as a whole.

9.	Amendments. This Plan may not be amended to materially change the provisions of this Plan unless such amendment is approved in the manner specified in Section 8 above.
10.
Administration of Plan.  This Plan shall be administered in compliance with all applicable provisions of the Act and all applicable rules promulgated under the Act as if it were an open-end investment company, including but not limited to Rule 18f-3, Rule 6c-10 (with respect to the imposition of CDSCs upon the redemption or repurchase of Shares) and Rule 11a-3 (with respect to exchange privileges among Shares).

Effective July 1, 2021

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